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                                                                    EXHIBIT 10.9
Confidential

                     Master Services and Supply Agreement

          This Master Services and Supply Agreement ("Agreement") is made this 4/th/ day of April, 2000 ("Effective Date") by and between PeoplePC, Inc., a Delaware corporation, having its principal place of business at 100 Pine Street, Suite 1100, San Francisco, California 94111 ("PeoplePC") and Ford Motor Company, a Delaware Corporation, having its principal place of business at The American Road, Dearborn, Michigan 48121 ("Ford") (each, a "Party"; collectively, the "Parties").

                                    Recitals

          WHEREAS, PeoplePC makes it possible for people to get connected to the Internet by offering certain packages of hardware, software and internet access at affordable prices;

          WHEREAS, Ford wishes to help its employees worldwide get connected to the Internet from their homes by offering them the PeoplePC solution;

          WHEREAS, PeoplePC and Ford have entered into that certain non-binding Memorandum of Understanding dated January 31, 2000 outlining in a general manner their desire to work together to realize their respective goals; and

          WHEREAS, concurrent with the signing of this Agreement, PeoplePC and Ford are entering into that certain Stock Purchase Agreement of even date herewith and the related agreements referenced herein (collectively, the "Equity Investment Agreements") under which, among other things, Ford has agreed to purchase certain shares of PeoplePC's Series C Preferred Stock;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties hereby AGREE as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

          Capitalized terms have the meaning ascribed to them elsewhere in this Agreement and as more fully set forth in Schedule 1 (Definitions).

                                   ARTICLE 2.
                           JOINT OVERSIGHT COMMITTEE

Section 2.1.  Joint Oversight Committee.

     PeoplePC and Ford shall establish a joint oversight committee to develop, oversee and coordinate the implementation and roll-out of the Ford Employee Connectivity Program ("Joint Oversight Committee" or "JOC"). From time to time, the JOC may establish subcommittees or project teams to oversee particular projects or activities, and such subcommittees or project teams

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will be constituted as the JOC agrees including a joint subcommittee on privacy to oversee the use of data as set forth in Section 8 below.

Section 2.2.  Membership.

     The JOC will be comprised of representatives from each of PeoplePC and Ford, selected by such Party. The representatives will have expertise in the areas designated by the JOC including marketing, billing, distribution, services, product management and human resources. Each Party shall designate one of its representatives as its project coordinator to serve as the liaison with the other Party ("Project Coordinator"). The Project Coordinators for Ford and PeoplePC shall communicate regularly as to the status of the Scope of Work and the Ford Employee Connectivity Program to ensure that each Party is kept informed as to the success of each. Subject to the foregoing provisions of this
Section 2.2, PeoplePC and Ford may replace its respective JOC representatives, including its Project Coordinator, at any time with prior written notice to the other Party.

Section 2.3.  JOC Meetings.

     During the Term, the JOC shall meet at least once per month, or as otherwise agreed by the Parties, at such locations as the Parties agree; provided, however, that to the extent possible, the Parties shall attempt to meet at the location of the other Party on an alternating basis. At its meetings, the JOC will consistent with the terms of this Agreement: (i) formulate and review the Scope of Work objectives; (ii) monitor the progress of the Scope of Work towards those objectives; (iii) review the Ford Employee Connectivity Program generally; and (iv) undertake and/or approve such matters as provided for the JOC under this Agreement. With the consent of the other Party, other representatives of a Party may attend JOC or subcommittee meetings as non-participating observers. The JOC may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate. Each Party shall bear its own personnel and travel costs and expenses relating to the JOC meetings.

Section 2.4.  Decisions.

     Decisions of the JOC will be made by mutual agreement on a course of action by both PeoplePC and Ford. If the PeoplePC and Ford are not able to reach mutual agreement on an issue, then the issue will be referred to for resolution through good faith negotiations between the Chief Executive Officer of PeoplePC and Chief Information Officer of Ford. If the issue is not resolved through such negotiations, then the issue will be considered not approved by the JOC and the existing Rollout Plan and Ford Employee Connectivity Program will be remain in effect unless a change is approved by the JOC or such executives of PeoplePC and Ford.

                                   ARTICLE 3.
              SCOPE OF WORK AND FORD EMPLOYEE CONNECTIVITY PROGRAM

Section 3.1.  Scope of Work General.

     The scope of work will specify the objectives, schedule and work plan for the implementation and roll-out of the Ford Employee Connectivity Program ("Scope of Work"). It is

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anticipated that the Scope of Work will, among other things, specify: (i) on a facility-by-facility and country-by-country basis the timing and manner for availability of the Ford Employee Connectivity Program; (ii) the procedure for delivery of the PeoplePC Solutions to Eligible Employees at each plant including alternatives to in-home delivery, provided that such alternatives are cost-neutral; (iii) the process for collection of the Co-Pay and remittance to Ford including the manner in which payment may be made by Eligible Employees as well as Ford's responsibilities in the event of delinquency or default by such Eligible Employees; (iv) rollout of Localization (up to a maximum of fourteen
(14) mutually agreed upon designated languages); and (v) those other details necessary for the implementation of the Ford Employee Connectivity Program.

Section 3.2.  Ford Employee Connectivity Program General

     The Ford employee connectivity program ("Ford Employee Connectivity Program") will consist of certain bundled packages of hardware, software and internet access services to be made available to Eligible Employees as further detailed in Exhibit B (each such combined package, a "PeoplePC Solution"). Ford acknowledges that PeoplePC shall have no obligation to provide telephone services or electricity to enable Eligible Employees to use the PeoplePC Solution, that Eligible Employees must determine what qualifies as a local call, and that, the intention of Ford is that such basic services shall be the responsibility of Eligible Employees. While the Parties intend to provide the basic configuration as identified in Exhibit B in the United States and similar configurations on a worldwide basis, the Parties acknowledge that the manufacturer or supplier of the components or individual services of a PeoplePC Solution may vary from Eligible Employee to Eligible Employee or from region to region and that such variation will not constitute a modification of the Ford Employee Connectivity Program as contemplated in Section 3.3 below; provided, however, that such variation is mutually agreed upon and each solution meets the configuration requirements set forth therein. Subject to the terms and conditions of this Agreement, including the Member's Agreement, each Eligible Employee will have the opportunity to obtain a PeoplePC Solution from PeoplePC. Ford shall provide PeoplePC with a method and appropriate data to permit PeoplePC to verify and authenticate the status of employees of Ford and Ford Affiliates as Eligible Employees.

Section 3.3.  Modifications

     The Scope of Work and/or the Ford Employee Connectivity Program may only be modified by the Parties; provided, however, that neither Party shall withhold their consent to the modification of the Ford Employee Connectivity Program where required to conform to the applicable laws, rules, regulations or other constraints in which an Eligible Employee resides. The Parties acknowledge that, due to applicable restrictions, the lack of suitable local infrastructure, or otherwise, including telecommunications facilities, certain Eligible Employees may not be provided access to or offered the opportunity to participate in, the Ford Employee Connectivity Program on a commercially reasonable basis. In such instances, the Parties shall discuss in good faith commercially reasonable alternatives to offering the PeoplePC Solutions for Eligible Employees located in these areas and cost allocations for such alternatives.

Section 3.4.  Implementation Responsibilities

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     PeoplePC shall have primary responsibility for the administration of the
Ford Employee Connectivity Program and shall make available the PeoplePC Solutions to Eligible Employees through the Ford Employee Connectivity Program and to perform its other responsibilities described below in accordance with the Scope of Work. Ford and Ford Affiliates shall actively promote the PeoplePC Solutions to Eligible Employees as a part of the Ford Employee Connectivity Program and to perform its other responsibilities described below. Each Party shall dedicate and utilize adequate manpower and equipment to perform its respective obligations and responsibilities under this Agreement.

Section 3.5.  Expenses and Adherence to Rules

     Except as expressly set forth in this Agreement or agreed to by the Parties, each Party shall bear its own expenses, and all direct and related costs associated with its personnel, in connection with conducting its activities under this Agreement. For employees who may from time to time work at the other Party's site, the hosting party will provide a suitable cubicle or other appropriate and secure office space and/or storage facilities and the employing party will bear all other costs, including salary and benefits, for such employees. Each Party shall ensure that all of its personnel and subcontractors working on the other Party's premises follow the host Party's guidelines, policies and instructions while on the host Party's premises, including confidentiality and security procedures.

                                   ARTICLE 4.
                              PURCHASE AND SUPPLY

Section 4.1.  Purchase and Supply of PeoplePC Solutions

     PeoplePC shall sell to Ford and Ford Affiliates, and Ford and Ford Affiliates shall purchase from PeoplePC, the PeoplePC Solutions in the manner set forth in Exhibit A. Ford and Ford Affiliates acknowledge and agree that it may only purchase the PeoplePC Solutions for the purpose of distributing them to Eligible Employees for their home use only. In addition, Eligible Employees the opportunity to purchase Solutions Upgrades set forth in Exhibit B. In no event, however, shall PeoplePC have any obligation to offer Eligible Employees the opportunity to downgrade PeoplePC Solutions, in whole or in part.

Section 4.2.  Promotion of Ford Employee Connectivity Program

     Ford and Ford Affiliates will make commercially reasonable efforts to develop and implement a communication strategy to ensure Ford Employee Connectivity Program success worldwide and bear all costs associated with such efforts (including associated agency fees) ("Marketing Plan"). Ford and PeoplePC will work together to develop and implement Ford Employee Connectivity Program communication strategies. During the Term, except as necessary to perform its obligations under the Existing Program, Ford and Ford Affiliates shall not market, promote or distribute any solutions materially similar to or competitive with the PeoplePC Solutions, in whole or in part, to Eligible Employees or employees of Ford or Ford Affiliates. Without limiting the foregoing, Ford shall not materially modify or otherwise materially extend the scope of the

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Existing Program. In no event shall Ford or Ford Affiliates subsidize employee purchases under such program(s).

                                   ARTICLE 5.
                              WEB PAGE DEVELOPMENT

Section 5.1.  Development

     PeoplePC shall design, develop, maintain and host a web page that will welcome Eligible Employees that have obtained a PeoplePC Solution and that will be programmed as the default home page on the installed browser of each PeoplePC Solution ("Welcome Page"). The design of the Welcome Page will be based upon the design of the welcome pages currently utilized by People PC. Any changes to such design must be mutually agreed upon by the Parties. PeoplePC shall consult with Ford on the content and format of the Welcome Page and shall reserve approximately one-third of the available text space on the Welcome Page for the display of content created by Ford and provided to PeoplePC for inclusion on the Welcome Page and another one-third for general navigational, program management and assistance functions including search, web basics, e-mail and help. PeoplePC shall modify the installed browser interface to include a Ford-branded icon on the toolbar and desktop that will point to a designated URL address identified by Ford, as may be changed by Ford from time to time. Access to the Welcome Page will be restricted to registered and authenticated Eligible Employees. Prior to accessing the Welcome Page, each employee will be required to input their user identification and password authentication information. PeoplePC shall use industry standard security protocols.

Section 5.2.  Localization

     The JOC shall develop a plan for the Localization of the Welcome Page for non-U.S. English speaking Eligible Employees; provided, however, that no more than fourteen (14) mutually agreed upon designated languages are included in such Localization plan.

Section 5.3.  Right to Use Name and Logo

  (a) Ford hereby grants to PeoplePC a limited, non-exclusive, royalty-free license to use and display the logos of Ford ("Ford Logos") on the Welcome Page and on other Marketing Materials approved by Ford. Each use of the Ford Logos shall be in accordance with the Trademark Usage Guidelines and Publicity/Advertising Guidelines (MSP10-150) provided by Ford to PeoplePC; except however, PeoplePC shall have the right to use Ford Logos as expressly provided in this Agreement and Ford shall provide its prompt approval or disapproval of use of such Ford Logo after its submission to Ford.

  (b) PeoplePC acknowledges that all right, title and interest in the Ford Logos are owned exclusively by Ford and that no right is provided to PeoplePC except the limited license set forth herein. All goodwill arising from the use of the Ford Logos shall inure solely to the benefit of Ford.

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                                   ARTICLE 6.
                              SERVICE AND SUPPORT

Section 6.1.  Help Desks

     During the Term, PeoplePC shall maintain a help desk for questions about the Ford Employee Connectivity Program available to Eligible Employees for telephone support on a 24 hours-per-day/7 days-per-week basis. Ford shall provide information support regarding the Ford Employee Connectivity Program, including without limitation the provision of information regarding the Ford Employee Connectivity Program through e-mail communications, intranet and personnel contacts within the various Ford facilities.

Section 6.2.  Coordination

     Ford and PeoplePC shall work together to develop a process to transfer requests received by their respective help desks that are more properly addressed by the other help desk.

Section 6.3.  Localization

     The JOC shall develop a plan for the Localization of the help desk support for non-U.S. English speaking Eligible Employees; provided, however, that no more than fourteen (14) mutually agreed upon designated languages are included in such Localization plan.

Section 6.4.  Internet Service Providers.

     PeoplePC will obtain and maintain a network of internet service providers for the PeoplePC Solution which provides for simple access to the Internet for Eligible Employees where it is available on commercially reasonable terms. PeoplePC will, with consultation from Ford, be responsible for decisions regarding the maintenance and establishment of such network. In addition, PeoplePC will develop Localization capabilities (for a maximum of fourteen (14) mutually agreed upon designated languages) for the Web pages provided to Eligible Employees as part of the PeoplePC Solution.

Section 6.5.  Billing Services.

     People PC will administer and process payments owing by Eligible Employees to Ford for certain services and goods related to PeoplePC Solutions (including, without limitation, Upgrades and employee co-payments) ("EE Payments") on Ford's behalf in a manner agreed upon in the Scope of Work. The parties agree that the cost of such administration processing of payments shall be borne by Ford. PeoplePC agrees that it will not charge payment processing fees where EE Payments are made by the Eligible Employees with valid credit cards and debit cards ("Credit Cards"). Where payment is not available or feasible through Credit Cards, the parties agree to use commercially reasonable efforts to establish alternative methods of payments by Eligible Employees. Where payment is made in a manner other than through Credit Cards, Ford shall pay for all associated processing and billing fees incurred by PeoplePC. The parties agree that the Scope of Work will include mutually agreeable escalation of collection procedures. Notwithstanding anything

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in this Agreement, in no event shall PeoplePC be liable to Ford or Ford
Affiliates for an Eligible Employee's failure to pay amounts owing by Eligible Employees to Ford.

Section 6.6  Additional Member Services.

     The Parties may agree from time to time through the Scope of Work or otherwise in writing on (i) additional services or features to be provided to Eligible Employees in connection with such Eligible Employee's use of the PeoplePC Solutions (including without limitation instant messaging and content filtering), and (ii) which Party shall bear the costs of such additional services and features.

                                   ARTICLE 7.
                             ADDITIONAL OBLIGATIONS

Section 7.1.  Additional Obligations

     The Parties have agreed to the terms for additional obligations outlined in Exhibit C.

                                   ARTICLE 8.
                                      DATA

Section 8.1.  Registration.

     Prior to obtaining a PeoplePC Solution, Eligible Employees will be obligated to complete PeoplePC's registration process which includes agreeing to the terms and conditions of the Ford Member Agreement and any other related or necessary financing services agreements ("Registration Process").

Section 8.2.  Types

  (a) Registration Data. All personally identifying data or information (e.g., name, address, e-mail address) collected from Eligible Employees during the Registration Process will constitute "Registration Data." Registration Data does not include any Marketing Data.

  (b) Marketing Data. All aggregated data or information collected from Eligible Employees from their use of the PeoplePC Solution including their use of the Buyers Club will constitute "Marketing Data." Marketing Data does not include any data that personally identifies an Eligible Employee.

Section 8.3.  Ownership and Use

  (a) Registration Data. Subject to the terms and conditions of this Agreement, the Registration Data will be deemed the Confidential Information of Ford. Ford hereby grants to PeoplePC a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to use the Registration Data: (i) to fulfill its obligations under this Agreement; and (ii) in the normal course of providing, offering or supporting the PeoplePC Solution to Eligible Employees and the administration of the Buyers Club to Eligible Employees. Use by PeoplePC of the Registration Data

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will also be subject to the privacy policy established by the joint subcommittee on privacy and applicable law.

  (b) Marketing Data. Subject to the terms and conditions of this Agreement, the Marketing Data will be deemed the Confidential Information of PeoplePC. PeoplePC shall not use the Marketing Data in a manner which would identify in the aggregate the participation of Eligible Employees in the Ford Employee Connectivity Program or spending behavior of Eligible Employees as distinct from other users of PeoplePC.

                                   ARTICLE 9.
                         REPRESENTATIONS AND WARRANTIES

Section 9.1.  Representations and Warranties of PeoplePC

     PeoplePC hereby represents and warrants that: (i) all corporate action on the part of PeoplePC, its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all of its obligations of PeoplePC hereunder has been taken; (ii) this Agreement, when executed and delivered, will be a valid and binding obligation of PeoplePC enforceable in accordance with its terms; and (iii) entering into this Agreement and performance hereunder does not and will not violate any agreement existing between PeoplePC and any third party.

Section 9.2.  Representations and Warranties of Ford

     Ford hereby represent and warrant that: (i) all corporate action on the part of Ford, the Ford Affiliates, officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all of the obligations of Ford and Ford Affiliates hereunder has been taken; (ii) this Agreement, when executed and delivered, will be a valid and binding obligation of Ford enforceable in accordance with its terms; and (iii) entering into this Agreement and performance hereunder does not and will not violate any agreement existing between Ford and any third party.

Section 9.3.  Disclaimer.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT INCLUDING WITHOUT LIMITATION SECTION 10 (WARRANTY) OF EXHIBIT A, PEOPLEPC AND ITS SUPPLIERS MAKE NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO ANY OF THE GOODS, SERVICES OR INFORMATION PROVIDED OR MADE AVAILABLE UNDER THIS AGREEMENT, AND PEOPLEPC AND ITS SUPPLIERS HEREBY SPECIFICALLY DISCLAIM ALL OTHER EXPRESS, STATUTORY AND IMPLIED WARRANTIES AND CONDITIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND THE IMPLIED CONDITION OF SATISFACTORY QUALITY. ALL SOFTWARE IS LICENSED ON AN "AS IS" BASIS WITHOUT WARRANTY AND INTERNET SERVICES ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. PEOPLEPC AND ITS SUPPLIERS DO NOT WARRANT THAT (I) THE OPERATION OF PEOPLEPC SOLUTIONS WILL BE UNINTERRUPTED OR ERROR FREE; (II) PEOPLEPC

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SOLUTIONS WILL MEET THE ELIGIBLE EMPLOYEES' REQUIREMENTS; (III) THE PEOPLEPC
SOLUTIONS WILL OPERATE IN COMBINATIONS AND CONFIGURATIONS SELECTED BY THE END USER; (IV) THAT ALL SOFTWARE ERRORS WILL BE CORRECTED, OR (V) THE UPTIME OF THE INTERNET OR TELEPHONIC CONNECTIONS NECESSARY TO ACCESS THE INTERNET WILL BE AVAILABLE WITHOUT INTERRUPTION.

                                  ARTICLE 10.
                                INDEMNIFICATION

Section 10.1.  Indemnification by PeoplePC

  (a) PeoplePC shall defend, at its own expense, any claim, suit, action or proceeding brought against Ford or Ford Affiliates by any third party which, if true would be a breach of any of the representations or warranties made by PeoplePC under Section 9.1 of this Agreement or a violation by PeoplePC of any law, ordinance or regulation (each, a "Ford Claim"). PeoplePC shall pay any damages and costs finally awarded against Ford or Ford Affiliates and/or any settlement amounts entered into with respect to such claim.

  (b) PeoplePC shall have no obligation to Ford or Ford Affiliates under this
Section 10.1 unless (i) Ford promptly notifies PeoplePC of any Ford Claim for which indemnification is sought pursuant to this Section 10.1 by Ford; (ii) Ford provides PeoplePC with a copy of each communication notice or other action relating to said claim; (iii) PeoplePC has the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at PeoplePC's expense; and (iv) Ford provides PeoplePC with all non-privileged information and assistance reasonably requested by PeoplePC, at its own expense, in connection with such claim or suit.

  (c) PeoplePC shall keep Ford informed of, and consult with Ford in connection with the progress of each Ford Claim; and PeoplePC shall not have any right, without Ford's written consent, to settle any Ford Claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains an acknowledgement of liability on the part of Ford or Ford Affiliates. Ford shall have the right, in its absolute discretion, to employ at its own expense, attorneys of its own choice and subject to the foregoing, to participate in the defense of any Ford Claim.

Section 10.2.  Indemnification by Ford

  (a) Ford shall defend, at its own expense, any claim, suit, action or proceeding brought against PeoplePC by any third party which, if true would be a breach of any of the representations or warranties made by Ford under this Agreement or a violation by Ford or Ford Affiliates of any law, ordinance or regulation (each, a "PeoplePC Claim"). Ford shall pay any damages and costs finally awarded against PeoplePC and/or any settlement amounts entered into with respect to such claim.

  (b) Ford shall have no obligation to People under this Section 10.2 unless (i) PeoplePC promptly notifies Ford of any PeoplePC Claim for which indemnification is sought pursuant to this Section 10.2 by PeoplePC; (ii) PeoplePC provides Ford with a copy of each communication notice

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or other action relating to said claim; (iii) Ford has the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at Ford's expense; and (iv) PeoplePC provides Ford with all non-privileged information and assistance reasonably requested by Ford, at its own expense, in connection with such claim or suit.

  (c) Ford shall keep PeoplePC informed of, and consult with PeoplePC in connection with the progress of each PeoplePC Claim; and Ford shall not have any right, without PeoplePC's prior written consent, to settle any PeoplePC Claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains an acknowledgement of liability on the part of PeoplePC. PeoplePC shall have the right, in its absolute discretion, to employ at its own expense, attorneys of its own choice and subject to the foregoing, to participate in the defense of any PeoplePC Claim.

                                  ARTICLE 11.
                            LIMITATIONS OF LIABILITY

Section 11.1.  Exclusion of Damages.

     NEITHER PARTY OR ITS SUPPLIERS SHALL BE LIABLE TO THE OTHER OR ANY END USER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY OR ANY OTHER THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF GOODWILL, LOSS OF DATA OR SYSTEM USE, AND OTHER BUSINESS LOSS, REGARDLESS OF WHETHER SUCH PARTY OR SUPPLIER KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES, COSTS, OR EXPENSES.

Section 11.2.  Cap

     IN NO EVENT SHALL EITHER PARTY'S LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF FORM OR THE NUMBER OF ACTION(S), EXCEED THE AMOUNTS RECEIVED BY PEOPLEPC FROM FORD UNDER THIS AGREEMENT.

Section 11.3.  Failure of Essential Purpose.

     The limitations specified in this Article 11 shall survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

                                  ARTICLE 12.
                              TERM AND TERMINATION

Section 12.1.  Term

     Unless earlier terminated in accordance with the provisions of this Article 12, this Agreement will commence on the Effective Date and continue in full force and effect for three (3) years thereafter ("Term").

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Section 12.2.  Termination for Default

     If either Party materially defaults in the performance of any of its material obligations hereunder, and if such default is not cured within sixty
(60) days after written notice complaining thereof is received by such Party indicating the (i) nature and basis of such default and (ii) non-defaulting Party's intention to terminate this Agreement under this Section 12.2 if such default is not cured or remedied, then the non-defaulting Party may terminate this Agreement at any time by written notice to that effect to such Party, as long as such default remains uncured or unremedied. Notwithstanding the foregoing, Ford may not terminate its purchase obligations under any accepted Release, in whole or in part, without the prior written permission of PeoplePC.

Section 12.3.  Effect of Termination

     In the event of any termination or expiration of this Agreement: (i) Ford shall pay to PeoplePC all fees or other amounts due and/or owing to PeoplePC under Releases issued by Ford and accepted by PeoplePC at the time of such termination upon PeoplePC's fulfillment of such orders; (ii) PeoplePC shall provide support to Eligible Employees regarding the PeoplePC Solutions in accordance with the terms of the Member Agreement; (iii) the end user license agreements relating to the Software will survive in accordance with their terms; and (iv) PeoplePC shall modify the Welcome Page to remove the content provided by Ford and to add a link to a URL specified by Ford.

Section 12.4.  Survival.

     The following provisions of this Agreement will survive any expiration or termination hereof: Sections 5.3(b), 6.5 and 8.3 as well as Articles 9, 10, 11, 12.3, 12.4, 13, 14 and 15 of the Agreement and Articles 9, 10 and 11 of Exhibit
A. In addition, Exhibit C shall survive for a three (3) year period with respect to each Eligible Employee who received a PeoplePC Solution under this Agreement prior to the effective date of termination of this Agreement.

                                  ARTICLE 13.
                               DISPUTE RESOLUTION

Section 13.1.  Arbitration

     If either party initiates litigation on such contractual causes, the other party shall have the right to initiate mediation and binding arbitration in accordance with the following: (i) in the case of Ford and Ford Affiliates located in countries outside of Europe, the Model Procedure for Mediation of Business Disputes of the Center for Public Resources, in the case of arbitration, the CPR Rules for Non-Administered Arbitration of Business Disputes ("CPR"); (ii) in the case of any Ford and Ford Affiliates located in Europe, with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Business Resolution or the mediation procedures of the Centre for Dispute Resolution ("CEDR") and, in the case of arbitration, the Rules of the London Court of International Arbitration.

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       (1) The parties will jointly appoint a mutually acceptable mediator or arbitrator, seeking assistance in such regard from CPR or CEDR, as appropriate, if they have been unable to agree upon such appointment within 20 days.

       (2) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or, where the mediation procedures of CEDR have been adopted, in accordance with the Rules of the London Court of International Arbitration.

       (3) Unless otherwise agreed by the parties in writing, mediation or arbitration involving Ford and any Ford Affiliate located outside of Europe, shall take place in New York City, conducted exclusively in English and are subject to the Federal Arbitration Act, 9 U.S.C.A. (S) 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by any U.S. court having jurisdiction thereof. Mediation or arbitration involving any Ford or Ford Affiliate located in Europe shall take place in London and conducted exclusively in English. Equitable remedies shall be available in any arbitration. Punitive and exemplary damages shall not be awarded.

                                  ARTICLE 14.
                            CONFIDENTIAL INFORMATION

Section 14.1.  Confidentiality Obligation.

     Each Party may use the Confidential Information of the other Party as necessary to fulfill their obligations or exercise their rights under this Agreement or as otherwise expressly permitted hereunder. The Receiving Party shall take all reasonable measures to protect the secrecy of and avoid the disclosure and unauthorized use of the Disclosing Party's Confidential Information. In preserving the confidence of the Confidential Information, the Receiving Party shall use the same standard of care that it would use to secure and safeguard its own confidential information, but in no event less than reasonable care. The Receiving Party shall, at its own expense: (i) immediately notify the Disclosing Party of any material unauthorized possession, use or knowledge, or attempt thereof, of the Confidential Information by any person or entity which may have become known to such person arising from the disclosure to the Receiving Party; (ii) promptly furnish to the Disclosing Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the Disclosing Party in investigating or preventing the recurrence of any unauthorized possession, use of knowledge or attempt thereof, of the Confidential Information; and (iii) promptly use all reasonable efforts to prevent a recurrence of any unauthorized possession, use or knowledge of the Confidential Information. Notwithstanding the foregoing, in the event a third party gains access to the Confidential Information of the Disclosing Party despite the reasonable efforts of the Receiving Party, the Receiving Party shall not be deemed to be in breach of this Agreement so long as the Receiving Party uses reasonable efforts to prevent further disclosure or use of such Confidential Information.

Section 14.2.  Confidentiality of Agreement.

     Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other's Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form of public or commercial advertising without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of an initial public offering or securities filing; (v) in confidence, to accountants, banks, auditors, appraisers and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like. In addition, Ford may provide this Agreement in confidence to any Ford Affiliate interested in participating in the FECP.

Section 14.3.  Compelled Disclosure.

     If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose or restrict such disclosure.

Section 14.4.  Remedies.

     Unauthorized use by a Party of the other Party's Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

                                  ARTICLE 15.
                                 MISCELLANEOUS.

Section 15.1.  Governing Law.

     The laws of the State of New York (irrespective of its choice of law principles) govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties. THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.

Section 15.2.  Independent Contractors.

     The Parties are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

Section 15.3.  Assignment.

     Neither Party shall assign or delegate this Agreement, or any of its rights or duties hereunder, directly or indirectly, to any third party without the prior written consent of the other Party except in connection with a Change of Control. Any act in derogation of the foregoing is null and void. Subject to the foregoing, this Agreement will inure to the benefit of any successors or assigns.

Section 15.4.  Amendment.

     No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement is valid or binding on either Party unless mutually assented to in writing by both Parties.

Section 15.5.  No Waiver.

     The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, may in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

Section 15.6.  Force Majeure.

     Neither Party may be deemed in default hereunder, nor shall it hold the other Party responsible for any cessation, interruption or delay in the performance of its obligations under this Agreement (other than for payments due hereunder) due to causes beyond its reasonable control, including: any fire, flood, earthquake or other natural disaster, act of God, war or armed conflict (whether or not officially declared), strikes, civil disturbance, disruption of the public markets or the failure of supply, transportation, telecommunications, power or other essential commodity or service required in the conduct of its business, and other similar causes to those listed, in each case where failure to perform is beyond the reasonable control, and not caused by the negligence of, the non-performing Party (each a "Force Majeure Event"); provided that the Party relying upon this Section 15.6: (a) has given the other Party written notice thereof promptly thereof and (b) shall take all reasonable steps necessary under the circumstances to mitigate the effects of the Force Majeure Event upon which such notice is based. The time for performance of an obligation under this Agreement will be extended for the time period lost due to the delay. If PeoplePC is affected by a Force Majeure Event, then PeoplePC may, without incurring any liability to Ford, allocate, delay or limit deliveries of any PeoplePC Solutions; provided, however, PeoplePC allocate in a fair and reasonable manner. If the notifying Party is prevented from fulfilling its obligations under this Agreement by a Force Majeure Event for a period exceeding forty-five (45) days after such obligation is due, then the other Party may at its option terminate this Agreement pursuant to Section 12.2 upon written notice.

Section 15.7.  Severability.

     If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and economic effect of such provision.

Section 15.8.  Currency/Language

     All payments to be made by one Party to the other Party under this Agreement shall be made in U.S. Dollars unless otherwise reasonably requested by PeoplePC. All communications from one Party to the other Party under this Agreement or proceedings relating to this Agreement shall be made or conducted in English.

Section 15.9.  Notices.

     All notices, requests, demands, waivers, and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given: (i) when delivered by hand or confirmed facsimile transmission; (ii) one day after delivery by receipted overnight delivery; or (iii) four days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the following, or to such other person or address as either Party shall furnish to the other Party in writing pursuant to the above:

  (a) in the case of notices to PeoplePC, to the General Counsel at the relevant address set forth at the beginning of this Agreement, with a required copy to Neil Wolfe, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304.

  (b) in the case of notices to Ford, to Ford IT Purchasing Manager at 5111 Auto Club Drive, Dearborn, Michigan 48121 with a copy to Office of the General Counsel also at the address set forth in the beginning of this Agreement.

Section 15.10.   Entire Agreement.

     The terms and conditions herein contained, and the referenced Schedules and Exhibits which are hereby incorporated herein by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous and contemporaneous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof, including without limitation that certain Memorandum of Understanding dated January 31, 2000. In the event of any differing, conflicting or inconsistent terms between this Agreement and the terms of any of its Exhibits or Schedules, including the Global Terms for Production Parts and Non-Production Goods and Services, the Purchase Order, Release or any acceptance or confirmation thereof in Exhibit A the terms of this Agreement shall control.

Section 15.11. Counterparts.

     This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which are the official and governing version in the interpretation of this Agreement.

Section 15.12.    Captions and Headings.

     The captions and headings used in this Agreement are used for convenience only and are not to be given any legal effect

Section 15.13.  Construction.

     This Agreement is to be fairly interpreted and construed in accordance with its terms and without strict interpretation or construction in favor of or against either Party. Each Party had the opportunity to consult with counsel in the negotiation of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized officers or representatives to be effective as of the date first above written.

PeoplePC, Inc.                                    Ford Motor Company

By: /s/ Nick Grouf                                By: /s/ Michael Radojevic
    ----------------------------                      --------------------------

Name:   Nick Grouf                                Name:   Michael Radojevic
      --------------------------                        ------------------------

Title: CEO                                        Title: Ford Motor Company
       -------------------------                         Purchasing
                                                         -----------------------

                                  SCHEDULE 1
                                  DEFINITIONS

1.   Definitions

     (a)  "Buyers Club" means the on-line buying club made available by PeoplePC
           -----------
to Members through which Members may purchase goods and services from Buyers Club Partners as may be modified by PeoplePC from time to time.

     (b)  "Buyers Club Partner" means a company or person that offers goods or
           -------------------
services for sale through the Buyers Club.

     (c)  "Change of Control" means with respect to a Party: (i) the direct or
           -----------------
indirect acquisition of either (a) the majority of the voting stock of such Party or (b) all or substantially all of the assets of such Party, by another entity in a single transaction or series of related transactions; or (ii) such Party is merged with, or into, another entity.

     (d)  "Confidential Information" means (i) any information disclosed by one
           ------------------------
Party (the "Disclosing Party") to the other (the "Receiving Party"), which, if
            ----------------                      ---------------
in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary", or which, if disclosed orally or by demonstration, is identified or should reasonably be understood to be at the time of initial disclosure as confidential and reduced to a writing marked "Confidential" and delivered to the Receiving Party within thirty (30) days of such disclosure; (ii) the terms of this Agreement as set forth in Section 14.2; and (iii) any other information so designated under this Agreement. Confidential Information does not include, however, any information that the Receiving Party can demonstrate: (a) was independently developed by the Receiving Party without any use of the Disclosing Party's Confidential Information or by the Receiving Party's employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party's Confidential Information; (b) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement and that had a right to disclose it; (c) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; or (d) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

     (e)  "Co-Pay" means the amount paid by each Eligible Employee for a
           ------
PeoplePC Solution.

     (f)  "Existing Program" means the agreement in existence as of the
           ----------------
Effective Date between Ford Motor Company and a supplier ("Supplier") pursuant to which Supplier makes available to employees of Ford various personal computer products manufactured by such Supplier at a discount from the standard list price.

     (g)  "Eligible Employees" means those employees of Ford and Ford Affiliates
           ------------------
determined to be eligible for receipt of a PeoplePC Solution through the Ford Employee Connectivity Program in accordance with the following criteria as may be modified from time to time by the JOC in writing: all eligible full-time employees of Ford and its wholly owned affiliates as of the Effective Date and such other employees as may be agreed upon by the Parties in writing.

     (h)  "Equity Investment Agreements" has the meaning set forth in the
           ----------------------------
recitals.

     (i)  "Force Majeure Event" has the meaning set forth in Section 15.7.
           -------------------

     (j)  "Ford Affiliate" means a corporation, limited liability company or
           --------------
other entity of similar nature that is controlled by Ford, such control to be measured by the beneficial ownership of a majority of the voting stock or equity of that entity.

     (k)  "Ford Claim" has the meaning set forth in Section 10.1.
           ----------

     (1)  "Ford Employee Connectivity Program" has the meaning set forth in
           ----------------------------------
Section 3.2.

     (m)  "Ford Logos" has the meaning set forth in Section 5.3.
           ----------

     (o)  "Ford Member Agreement" means the three (3) year on-line agreement
           ---------------------
governing the relationship between Eligible Employees and PeoplePC, including the material terms currently found at http://www.peoplepc.com/legal.asp. and
                                      ---------------------------------
such other terms as mutually agreed upon by the Parties.

     (p)  "Infringement Claim" has the meaning set forth in Section 11 of
           ------------------
Exhibit A.

     (q)  "Joint Oversight Committee" or "JOC" has the meaning set forth in
           -------------------------      ---
Section 2.1.

     (r)  "Localization" means the translation of English language materials
           ------------
into a designated non-English language such that a user fluent in such non-English language would be able to understand and/or operate such materials to the same extent a user fluent in English would be able to understand and/or operate such materials in English.

     (s)  "Marketing Data" has the meaning set forth in Section 8.2.
           ---------------

     (t)  "Marketing Plan" has the meaning set forth in Section 4.2.
           --------------

     (u)  "Net Revenues" means gross revenues actually received by PeoplePC from
           ------------
a Buyers Club Partner for the sale of a Partner Product through the Buyers Club to an Eligible Employee less amounts paid or credited to a Buyers Club Partner for returns, refunds or other allowances.

     (v)  "Order Fulfillment Form" means the form (as determined by PeoplePC
           ----------------------
consistent with the terms of this Agreement) which shall be submitted by Eligible Employees who desire to order a PeoplePC Solution pursuant to the terms of this Agreement.

     (w)  "Partner Product" means a good or service offered for sale through the
           ---------------
Buyers Club.

     (x)  "PeoplePC Solution" has the meaning set forth in Section 3.2 and any
           -----------------
other software hardware or services that the Parties may agree upon.

     (y)  "Project Coordinator" has the meaning set forth in Section 2.2.
           -------------------

     (z)  "Purchase Order" a non-binding order for People PC Solutions Issued by
           --------------
Ford to PeoplePC, consistent with the terms of this Agreement. Unless otherwise agreed to in writing by PeoplePC, the provisions of the Purchase Order shall not contain any obligations, restrictions or specifications on PeoplePC, and any such provisions shall be deemed by the parties to be null and void and without force or effect.

     (aa) "Registration Data" has the meaning set forth in Section 8.2.
           ------------------

     (bb) "Release" means a binding order by Ford or Ford Affiliates to purchase
           -------
People PC Solutions in accordance with the terms of this Agreement. Unless otherwise agreed to in writing by PeoplePC, the provisions of the Release shall not contain any obligations, restrictions or specifications on PeoplePC, and any such provisions shall be deemed by the parties to be null and void and without force or effect.

     (cc) "Scope of Work" has the meaning set forth in Section 3.1.
           -------------

     (dd) "Software" has the meaning set forth in Section 9 of Exhibit A.
           --------

     (ee) "Solution Upgrade" means an upgrade to the basic PeoplePC Solution as
           ----------------
set forth in Exhibit B and identified as the "Basic Configuration".

     (ff) "Term" has the meaning set forth in Section 12.1.
           ----

     (gg) "Warranty Period" has the meaning set forth the applicable supplier
           ---------------
warranty.

     (hh) "Welcome Page" has the meaning set forth in Section 5.1.
           ------------

     2.   Construction

     (a)  All references in this Agreement to "Articles," "Sections" and
                                               --------    --------
"Exhibits" refer to the articles, sections and exhibits of this Agreement.
 --------

     (b) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

     (c)  The words "hereof," "herein" and "hereunder" and other words of
                     ------    ------       ---------
similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

     (d)  The word "including" when used herein is not intended to be exclusive
                    ---------
and means "including, without limitation."
           -----------------------------

                                   EXHIBIT A
                                   ---------
                                 GLOBAL TERMS
                                 ------------
          FOR PRODUCTION PARTS AND NON-PRODUCTION GOODS AND SERVICES
          ----------------------------------------------------------

     GENERAL

     These terms and conditions and associated documents are issued on behalf of the Ford company identified on the face of a Purchase Order or Release as the "Buyer" and will apply to all orders issued to PeoplePC as the PeoplePC for the PeoplePC Solutions and for the prices identified in Exhibit B hereto. PeoplePC Solutions may be ordered by Ford or Ford Affiliates and distributed only to its "Eligible Employees" as that term is defined and agreed upon by the parties in the Agreement.

     1.   OFFER and ACCEPTANCE

     (a) Within three (3) days following the Effective Date of the Agreement, Ford shall issue a Purchase Order. Upon receipt of a Purchase Order, PeoplePC shall indicate its acceptance in writing or promptly inform Ford of its rejection and reasons therefor. Thereafter, a Release against Purchase Order is an offer to PeoplePC by Ford or Ford Affiliates to enter into the purchase and supply agreement it describes. Each Release shall provide the information set forth in the Order Fulfillment Form.

     (b) Upon receipt of a Release, PeoplePC shall indicate its acceptance in writing or promptly inform Ford or Ford Affiliate of its rejection and reasons therefor.

     (c) Once accepted, such Purchase Order or Release together with these terms and conditions will be the complete and exclusive statement of the agreement for purchase. Any modifications proposed by PeoplePC or Ford or Ford Affiliates are not part of the agreement in the absence of the other party's written acceptance.

     (d) The Parties agree to negotiate in good faith regarding volume commitments, inventory and delivery of PeoplePC Solutions.

     2.   MODIFICATIONS

     (a) Ford or Ford Affiliates, may not without the written acceptance of PeoplePC, change the design (including drawings, materials and specifications), quantity, price, selection, processing, method of packing and shipping, and the date or place of delivery of the PeoplePC Solutions.

     (b) PeoplePC will not make any change in the design, processing, selection, price, place of delivery of the PeoplePC Solutions without Ford's written approval; provided however, PeoplePC may change hardware components such that the hardware components are of equal or greater performance and/or compatibility as the substituted hardware. PeoplePC shall provide prompt notice of any known changes in hardware components allowed under this Section 2(b)

     3.   BAILED PROPERTY

     A party receiving the property of the other party ("Recipient") bears all responsibility for loss of and damage to any property owned by the other party ("Provider") and possessed by Recipient for use in performing in accordance with this Agreement, including responsibility for loss and damage which occur despite Recipient's exercise of reasonable care, but excluding normal wear and tear. Recipient will (i) properly house and maintain such property on Recipient's premises, and (ii) refrain from commingling it with the property of Recipient or with that of a third party. Provider will have the right to enter Recipient's premises at reasonable times to inspect such property. Recipient will assign to Provider any claims Recipient has against third parties with respect to Provider's property. Upon request, Recipient shall immediately deliver such property at Provider's option F.O.B. Carrier Provider's facility (Ex Works Loaded) or F.O.B. Provider's premises (CIF Ford Plant/Delivered Ford Plant), properly packed and marked in accordance with the requirements of the carrier and Provider.

     4.   DELIVERY DATES, RELEASES

     Delivery Dates will be mutually agreed upon by the parties in writing. PeoplePC shall use its commercially reasonable efforts to meet such delivery dates. Ford or Ford Affiliates may return overshipments (solely due to PeoplePC's fault) to PeoplePC at PeoplePC's risk and reasonable expense for all
packing, handling, sorting, and transportation.   All deliveries will be made
FOB (Carrier facility).

     5.   PACKING, MARKING, AND SHIPPING

     (a) PeoplePC (and its shipping contractors) will pack, mark and ship PeoplePC Solutions in accordance with all applicable regulatory packaging standards and, as appropriate, the carrier transporting such PeoplePC Solutions or as otherwise agreed upon by the parties in writing.

     (b) Upon request, Ford or Ford Affiliates will provide reasonable assistance to PeoplePC with regard to packing, marking, routing, and shipping that will enable PeoplePC to secure the most economical transportation rates.

     (c) PeoplePC will not charge separately for packing, marking, or shipping, or for materials used therein unless Ford or Ford Affiliate specifies in writing that it will reimburse PeoplePC for such charges.

     6.   SHIPPING DOCUMENTS

     The parties shall agree in writing as to the appropriate method and location of delivery of the PeoplePC Solutions in each instance, including without limitation, whether shipment will be to a Ford facility or directly to a residence. Each party will comply with applicable laws regarding shipment of PeoplePC Solutions, including without limitation applicable export/import regulations. The parties shall agree in writing on the form and frequency of shipment reports to be supplied by PeoplePC to Ford.

     7.   INSPECTION

     Ford and PeoplePC shall agree in writing upon appropriate inspection procedures, if any.

     8.   INVOICES, PAYMENT

     (a) Payment terms shall be as agreed upon by the parties in writing, and in absence of such agreement, payment shall be made net 30 days from the date of invoice.

     (b) PeoplePC agrees that all its accounts with Ford and Ford Affiliates will be administered on a net settlement basis and that Ford and Ford Affiliates may set off debits and credits against any of PeoplePC's accounts regardless of the Purchase Orders or contracts from which such debits or credits arise.

     (c) Ford and Ford Affiliates will be liable and indemnify PeoplePC for all applicable taxes, duties, tariffs and similar items related to the purchase of PeoplePC Solutions by Ford, Ford Affiliates or Eligible Employees, excluding only taxes on PeoplePC's net income. PeoplePC shall provide its reasonable assistance (at Ford's expense) with respect to Ford's efforts to comply with and minimize its obligations under this Section 8(c) provided, however, nothing herein shall be deemed to mitigate Ford's liability for all applicable taxes, value added taxes, duties, tariffs and similar items related to its purchase of PeoplePC Solutions, excluding only taxes on PeoplePC's net income. The total price specified for PeoplePC Solutions on a Release and/or order confirmation will include all elements of freight, duty and tax as specified in the relevant delivery term with the exception of value added tax (VAT), if applicable, which will be shown separately on PeoplePC's invoice. Any failure to so specify or show such amounts on the invoice will not relieve Ford and Ford Affiliates of their liability.

     9.   SOFTWARE TITLE AND USE RESTRICTIONS.

     Notwithstanding anything else in this Agreement or any Purchase Order or Release, Ford and Ford Affiliates shall not take any title to any software or related documentation ("Software") provided as part of any PeoplePC Solutions under this Agreement. Ford's use, and the use of Eligible Employees or any subsequent recipients, of such Software shall be subject to the terms of the applicable license agreement. Ford's use, and the use of Eligible Employees, of Internet services and content shall be subject to the terms and conditions set forth therein and the privacy policy mutually agreed upon by the parties in writing.

     10.  WARRANTY and SERVICING OF PEOPLE PC SOLUTIONS

     (a) To the extent allowed under its agreements with its suppliers, and applicable law, PeoplePC shall pass through the warranties provided by its suppliers of PeoplePC Solutions to the Eligible Employees that acquire PeoplePC Solutions hereunder. In addition, PeoplePC shall cause its contracted service providers to provide servicing of PeoplePC Solutions purchased hereunder to Eligible Employees, such that Eligible Employees shall be entitled to a service program that is no less favorable than that provided in the Service Agreement set forth in Exhibit D ("Service Agreement"). The Parties agree and acknowledge that Exhibit D relates to PeoplePC Solutions located in the United States and that PeoplePC Solutions located outside of the United States will be subject to a Service Agreement that offers substantially the same level of service as that provided in Exhibit D (except for the provision of in-home service). The Parties agree that notwithstanding the terms of Exhibit D, Eligible Employees shall have no right to transfer the Service Agreement and that as between Ford and Eligible Employees, any refunds forthcoming under a Service Agreement shall be the property of Ford.

     (b) Notwithstanding the warranty of this Section 10, PeoplePC shall have no obligation or responsibility with respect to any PeoplePC Solutions that (a) have been disassembled, modified or altered without PeoplePC's written authorization or subject to an attempted repair by an unauthorized technician;
(b) has not been used in accordance with documentation for such PeoplePC Solution; (c) has been subjected to unusual electrical or physical stress; neglect; misuse; abuse; accident; loss or damage in transit; improper storage, testing or connection; or unauthorized repair; or (d) is no longer covered under the Warranty Period.

     (c) The parties shall agree in writing upon the procedures for return, repair or replacement of the PeoplePC Solutions, including whether PeoplePC's contracted service provider shall visit the location of the PeoplePC Solution or whether the PeoplePC Solution shall be delivered to a drop off point.

     (d) Ford and Ford Affiliates represent and warrant that (1) it will not provide the PeoplePC Solutions to Eligible Employees or other third parties without also providing copies of the user licenses and other documentation provided with such PeoplePC Solutions, and (2) it will not make any representations on behalf of PeoplePC regarding the PeoplePC Solutions inconsistent or in excess of those provided by the PeoplePC.

     11.  INFRINGEMENT INDEMNITY

     (a) PeoplePC shall defend, at its own expense, any claim, suit, action or proceeding brought against Ford by any third party which alleges that the PeoplePC Solutions infringe any present patent, copyright, trade mark based (i) alone, or (ii) in combination in accordance with applicable documentation provided to Ford or Ford's Eligible Employees ("Infringement Claim"). PeoplePC shall pay any damages and costs finally awarded against Ford and/or any settlement amounts entered into with respect to such claim.

     (b)  PeoplePC shall have no obligation to Ford under this Section 11 unless
          (i) Ford and Ford Affiliates promptly notifies PeoplePC of any Infringement Claim for which indemnification is sought pursuant to this Section 11 by Ford; (ii) Ford and Ford Affiliates provides PeoplePC with a copy of each communication notice or other action relating to said claim; (iii) PeoplePC has the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at PeoplePC's expense; and (iv) Ford and Ford Affiliates provides PeoplePC with all non-privileged information and assistance reasonably requested by PeoplePC, at its own expense, in connection with such claim or suit.

     (c) The remedy set forth in this Section 11 shall not apply to the extent that such infringement arises from (a) use of the PeoplePC Solutions in a manner which is not provided for in the applicable documentation or Software license; (b) use of other than a current unaltered release of the Software; (c) modification of the PeoplePC Solutions not authorized by PeoplePC or (d) content and materials provided by Ford. In the event that it is adjudicatively determined or PeoplePC reasonably believes that the PeoplePC Solutions or any part thereof may infringe any intellectual property rights, PeoplePC shall, at its option, (i) procure for Ford and Ford Affiliates and its Eligible Employees the right to continue using such PeoplePC Solutions; (ii) modify the PeoplePC Solutions to avoid such infringement; or (iii) replace the PeoplePC Solutions with an equivalent non-infringing substitute. If all of the remedies in (i) through (iii) above are unavailable, PeoplePC shall (1) require that Ford and Ford Affiliates and Eligible Employees to return any affected PeoplePC Solutions and refund to Ford and Ford Affiliates the actual price paid for such PeoplePC Solutions less a use charge based on straight-line depreciation over a 36 month useful life as measured from the date of delivery of each People PC Solution and (2) terminate this Agreement.

     (d) THIS SECTION 11 STATES THE ENTIRE LIABILITY AND OBLIGATION OF PEOPLEPC AND ITS SUPPLIERS AND, THE EXCLUSIVE REMEDY OF FORD AND FORD AFFILIATES AND ITS ELIGIBLE EMPLOYEES WITH RESPECT TO ANY INTELLECTUAL PROPERTY CLAIM RELATING TO THE PEOPLEPC SOLUTIONS.

     12.  ADVERTISING

     Any reference other than factual or nominative references to Ford and Ford Affiliates or any of its Associated Companies or use of Ford's trade marks or logos by PeoplePC in PeoplePC's advertising or publicity materials will comply with Ford's Publicity/Advertising Guidelines (MSP10-150); except however, PeoplePC shall have the right to use Ford Logos as expressly provided in this Agreement and Ford shall provide its prompt approval or disapproval of use of such Ford Logo.

     13.  AUDIT RIGHTS

     Ford will have the right during normal business hours to send its authorized representatives to examine all pertinent documents and materials in the possession or under the control of PeoplePC relating to any of PeoplePC's obligations this Agreement. Ford shall be responsible for the costs and expenses of such audit and agrees that it shall not conduct the audit in a manner which is disruptive of PeoplePC's business. PeoplePC shall maintain all pertinent books and records relating to a Release for a period of two years after completion of services or delivery of PeoplePC Solutions pursuant to that Purchase Order.

     14.  COMPLIANCE WITH LAW

     For PeoplePC Solutions shipped to European destinations PeoplePC will notify Ford of the 'Classification of Dangerous Goods' in conformity with the "European Agreement concerning the International Carriage of Dangerous Goods" prior to the first delivery of such PeoplePC Solutions.

     15.  CONFLICTING TERMS.

     Except with respect to modifications and amendments in accordance with
Section 15.5 of the Agreement, the terms and conditions of this Agreement, including the Exhibits attached hereto, shall prevail, notwithstanding any contrary, additional, different, altering or conflicting terms in any policy, quotation, Purchase Order, sales acceptance or acknowledgment, confirmation or other document issued by either party affecting the purchase and/or sale of PeoplePC Solutions.

                                   Exhibit B

                              PeoplePC Solutions

------------------------------------------------------------------------------------------------------------------------
                   Desk Top        Desk Top           Desk Top          Desk Top          Lap Top          Lap Top
                   Basic           Basic Plus         Premium           Ultimate          Premium          Ultimate
------------------------------------------------------------------------------------------------------------------------
Processor          Celeron 500      Celeron 533       Pentium-III       Pentium-III       Pentium-III      Pentium-III
                                                      600Mhz            733Mhz            45-500 Mhz       500-600Mhz
------------------------------------------------------------------------------------------------------------------------
RAM                64MB             64MB              128MB             256MB             64MB             128MB
------------------------------------------------------------------------------------------------------------------------
HardDrive          4.3 GB           10.2 GB           20.4 GB           40.0 GB           5 GB             10 GB
------------------------------------------------------------------------------------------------------------------------
Modem              56Kb             56Kb              56Kb              56Kb              56Kb             56Kb
                   modem            modem             modem             modem             modem            modem
------------------------------------------------------------------------------------------------------------------------
Optical 1          48x CD-          CD-RW             CD-RW             CD-RW             24x CD-          DVD
                   ROM              (burner)          (burner)          (burner)          ROM
------------------------------------------------------------------------------------------------------------------------
Optical 2          N/A              N/A               DVD Player        DVD Player        N/A              N/A
------------------------------------------------------------------------------------------------------------------------
Network            N/A              10-100            10-100            10-100            N/A              N/A
Card                                Network Card      Network Card      Network Card
------------------------------------------------------------------------------------------------------------------------
Keyboard           Keyboard         Keyboard          Keyboard          Keyboard
------------------------------------------------------------------------------------------------------------------------
Mouse              Mouse            Mouse             Mouse             Mouse             Touch Pad        Touch Pad
------------------------------------------------------------------------------------------------------------------------
Speakers           Small Polk       Small Polk        Large Polk        Large Polk        Sound Blaster    Sound Blaster
                   Audio Spkrs      Audio Spkrs       Audio Spkrs       Audio Spkrs       Pro Compatible   Pro Compatible
                                                                        and Subwoofer
------------------------------------------------------------------------------------------------------------------------
Monitor            15" color        17" Color         17" Color         19" Color         12.1" TFT        14.1" TFT
------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                   Monitor          Monitor           Monitor           Monitor
---------------------------------------------------------------------------------------------------------------------------
Video              8Mb              8Mb               Premium Video     Premium video     4MB              4MB
                                                      Card w/16MB       Card w/16MB
                                                                        and TV-out
---------------------------------------------------------------------------------------------------------------------------
Chassis            Mini-tower       Mini-tower        Mid-Tower         Mid-Tower         N/A              N/A
---------------------------------------------------------------------------------------------------------------------------
Software **        MS-works 2000,   MS-works 2000,    MS-works 2000,    MS-works 2000,    MS-works 2000,   MS-works 2000,
                   MS-Money,        MS-Money,         MS-Money,         MS-Money,         MS-Money,        MS-Money,
                   Quicken Basic    Quicken Basic     Quicken Basic     Quicken Basic     Quicken Basic    Quicken Basic
                   2000,            2000,             2000,             2000,             2000,            2000,
                   QuickLinkIII,    QuickLinkIII,     QuickLinkIII,     QuickLinkIII,     QuickLinkIII,    QuickLinkIII,
                   MS Encarta,      MS Encarta,       MS Encarta,       MS Encarta,       MS Encarta,      MS Encarta,
                   McAfee           McAfee            McAfee            McAfee            McAfee           McAfee
                   Antivirus        Antivirus         Antivirus         Antivirus         Antivirus        Antivirus
---------------------------------------------------------------------------------------------------------------------------
Power Protector    APC surge        APC surge         APC surge         APC surge         APC surge        APC surge
                   protector        protector         protector         protector         protector        protector
---------------------------------------------------------------------------------------------------------------------------
Printer            HP 610 Color     HP 610 Color      HP 610 Color      HP 610 Color      HP 610 Color     HP 610 Color
                   Inkjet           Inkjet            Inkjet            Inkjet            Inkjet           Inkjet
---------------------------------------------------------------------------------------------------------------------------
Carrying Case      N/A              N/A               N/A               N/A               Nylon Carrying   Nylon Carrying
                                                                                          Case             Case
---------------------------------------------------------------------------------------------------------------------------
Price              $806.00          $806.00           $806.00           $806.00           $806.00          $806.00
payable by
Ford (exclusive
of taxes, duties
and similar
charges)
---------------------------------------------------------------------------------------------------------------------------
Upgrade
Price
payable by         $0.00            $343.00           $835.00           $1,827.00         $1,037.00       $1,567.00
Employee
(exclusive of
taxes, duties
and similar
charges)
---------------------------------------------------------------------------------------------------------------------------

     The PeoplePC Solutions above are offered in U.S. English and are to be made available to U.S.-based Eligible Employees in accordance with the terms of the Agreement. For those Eligible Employees based outside of the U.S., the

Parties will agree upon appropriate Internet access, software and hardware configurations and pricing thereof, with Localized versions to be provided as agreed upon by the parties pursuant to the terms of the Agreement. Subject to
Section 3.3, included with each of the PeoplePC Solution hardware and software configurations above, and for so long as long the user of the PeoplePC Solution is an Eligible Employee, and subject to applicable law and local infrastructure:

               1. PeoplePC use commercially reasonable efforts to include with each PeoplePC Solution, an unlimited Internet connectivity (for the additional cost of a local call). Supplier will use commercially reasonable efforts to provide local call cost coverage in all areas, worldwide. Because phone service outside of the U.S. varies by country, PeoplePC will make reasonable efforts to provide service similar to regionally acceptable practices. In those areas where at least 500 Eligible Employees are impacted by not having a local call access to the Internet, People PC will make commercially reasonable efforts to extend the services to such regions.

               2. Each PeoplePC Solution shall include two (2) e-mail mailboxes, each with a 5MB storage capacity. Additional mailboxes may be purchased by Eligible Employees at the price of $10.00 per additional mailbox with 5MB storage capacity for use during the term of such Eligible Employee's Ford Member Agreement and additional capacity may be purchased at a price to be agreed upon by the Parties.

               3. Each PeoplePC Solution shall include web page hosting for a single web page with a maximum capacity of 10MB of storage and additional capacity may be made available on terms mutually agreed upon by the Parties.

               4. The People PC Solution also includes the service contract which shall provide at least that level of service provided in Exhibit D. Supplier will use commercially reasonable efforts to provide for "at-home" service for each PeoplePC Solution located within fifty (50) miles of an authorized service provider ("At-Home Service Range"). For those People PC Solutions located beyond Supplier's At-Home Service Range in the United States, Supplier or its sub-contractors will provide for postage paid depot services. For locations outside of the United States, Supplier will pursue a worldwide at home service capability, and offer a postage paid depot service until it has achieved an at home service capability.

          ** Software shall be provided with the PeoplePC Solution either loaded on the hardware, or as a stand alone to be loaded, subject to supply constraints and applicable law. Subject to Ford's approval, PeoplePC will provide upgrades to the software on a going-forward basis as available without additional cost to Ford for those PeoplePC Solutions which have not yet been delivered under the terms of this Agreement.

          PEOPLEPC SOLUTION UPGRADE OPTIONS:

          -----------------------------------------------------------------------------------------------
                                    1/ST/ UPGRADE        2/ND/ UPGRADE                3/RD/ UPGRADE
          -----------------------------------------------------------------------------------------------
           PRINTERS

           and costs payable by     HP 930 Color         HP Officejet T45XI           HP 1100 AXI
           Eligible Employees       Inkjet                                            Laserjet
                                                         Color Printer, Scanner,
           (exclusive of taxes,                          Copier
           duties and similar
           charges)                 $110                 $295                         $360
          -----------------------------------------------------------------------------------------------

           LAP TOP                  Port Replicator,     N/A                          N/A
           UPGRADE: DESK            Keyboard, 17"
           TOP KIT                  Monitor, Polk
          -----------------------------------------------------------------------------------------------

          ------------------------------------------------------------------------------------------------
           and costs payable by         Speakers with
           Eligible Employees           sub-woofer, mouse,
           (exclusive of taxes,         10-100 network
           duties or similar            card.
           charges)
          ------------------------------------------------------------------------------------------------

           MONITORS                     From 15" to 17"          From 17" to 19"         From 17" to 19"

           and costs payable by         $106                     $306                    $306
           Eligible Employees

           (exclusive of taxes,
           duties and similar           From 15" to 19"
           charges)
                                        $406
          ------------------------------------------------------------------------------------------------

     The upgrades above are offered in U.S. English and are to be made available to U.S.-based Eligible Employees in accordance with the terms of the Agreement. For those Eligible Employees based outside of the U.S., the parties will agree upon possible upgrades and pricing, with Localized versions to be provided as agreed upon by the parties pursuant to the terms of the Agreement.

                                   EXHIBIT C
                             ADDITIONAL OBLIGATIONS

     Buyers Club

     As part of the PeoplePC Solution, each Eligible Employee will be provided the opportunity to participate in the Buyers Club. During the Term and only after PeoplePC has recouped its Ford Costs, PeoplePC shall pay to Ford a sum that is equal to fifty percent (50%) of Net Revenues of the sales of Partner Products by a Buyers Club Partner to Eligible Employees through the Buyers Club ("Club Sums"). "Ford Costs" means PeoplePC's fully burdened costs of developing, implementing and subsidizing the PeoplePC Solutions provided through the Ford Employee Connectivity Program, with such costs currently estimated at $4.50 per month per Eligible Employee (assuming 345,000 Eligible Employees). The Parties acknowledge that this cost estimate is non-binding. The Parties acknowledge that PeoplePC currently estimates that the PeoplePC shall remit to Ford the Club Sums within thirty (30) days after the end of the calendar quarter in which the Net Revenues are recognized by PeoplePC. Each such Club Sum payment will be accompanied by a report in a mutually agreed upon format detailing the calculation of Net Revenues by PeoplePC and such report will be deemed the Confidential Information of PeoplePC.

     The Parties agree that provided the following conditions are met, Ford and Ford Affiliates have the opportunity, with respect to the sale (but not the use) of certain products and services as agreed to by Ford and PeoplePC, to obtain either (i) the exclusive position (as compared to other partners in the Buyers Club who primarily sell the same services or products (excluding in all instances Budget Rent-A-Car and its successors in interest)) in the Buyers Club web site that is solely directed to Eligible Employees under the Ford Employee Connectivity Program ("Ford Buyers Club") or (ii) a "Logo" position on the applicable web page in the Ford Buyers Club where other Buyers Club partners are generally displayed. The foregoing is conditioned upon (1) Ford paying to PeoplePC the "Projected Cost Revenues" within thirty (30) days after the end of the calendar quarter to which such Projected Cost Revenues relate, and (2) Ford and PeoplePC's agreement on the value and timing of Projected Cost Revenues. For the purpose of this Exhibit C, (a) "Logo" means a static logo provided to PeoplePC by Ford and displayed in a mutually agreeable size and prominence and
(b) "Projected Cost Revenues" means those gross revenues that PeoplePC would have earned had it not been for the rights granted to Ford under this paragraph. PeoplePC agrees that the Ford Buyers Club will not offer the sale of new automobiles and/or new trucks by partners who are not Ford or Ford Affiliates without the written consent of Ford.

     In addition, Ford Motor Credit has the option to enroll in the Generic Buyer's Club on pricing terms no less favorable than those provided to other Comparable Partners provided that Ford Motor Credit provides a value to PeoplePC customers that is substantially the same as that provided by Comparable Partners. For the purpose of this Exhibit C, (y) "Generic Buyers Club" means those web pages carrying the "Buyer's Club" brand generally offered to PeoplePC customers whereby PeoplePC partners with third parties to provide discounts on goods and services to PeoplePC customers and where PeoplePC does not have a contractual obligation to provide a discrete Buyers Club service similar to the Ford Buyers Club to such PeoplePC customers, and (z) "Comparable Partners" means other sellers of competitive products and services that are comparable to those offered by Ford or Ford Affiliate. Nothing in this Exhibit C shall entitle Ford Motor Credit to those terms that are provided to other entities that participate in the Generic Buyer's Club in connection with corporate, government, organization or other entity-based distribution programs.

     Solution Upgrades

     For each Eligible Employee that obtains a Solution Upgrade for which PeoplePC obtains a discount from the upgrade vendor, PeoplePC shall pay to Ford an Upgrade Adjustment. The "Upgrade Adjustment" will be (1) where the discount received from the Solution Upgrade supplier is 10% or less off the supplier list price, the Upgrade Adjustment shall be equal to the amount of the discount actually received by PeoplePC from the listed price for the Solution Upgrade shown in Exhibit B less (i) six ($6) U.S. Dollars and (ii) amounts paid or credited to an Eligible Employee for returns, refunds, or other allowances, (2) where the discount received from the Solution Upgrade supplier is over 10% off the supplier list price, the Upgrade Adjustment shall equal 50% of those amounts that are in excess of 10% discount off of supplier's list price for such Solution Upgrade, less (y) six ($6) U.S. Dollars U.S. Dollars and (z) amounts paid or credited to an Eligible Employee for returns, refunds or other allowances. PeoplePC shall remit to Ford the upgrade commission within thirty
(30) days after the end of the calendar quarter in which the fees for the Upgrade Solution are recognized by PeoplePC. Each such payment will be accompanied by a report in a mutually agreed upon format detailing the calculation of the upgrade commission by PeoplePC and such report will be deemed the Confidential Information of PeoplePC.

                                   EXHIBIT D

                               Service Agreement

              SERVICE NET SERVICE AGREEMENT--Terms and Conditions

          This document sets forth the entire Agreement between SNAdmin, Inc., hereinafter referred to as We, Us and Our; and the purchaser, hereinafter referred to as You and Your. No representation, promise or condition herein shall modify these terms. If this Contract is purchased in one of the following states, SNAdmin, Inc., is contractually obligated to You to provide service under this Contract and will administer coverage under this Contract: AL, AR, AZ, CT, DC, DE, FL, GA, IA, IL, IN, KY, LA, MA, MS, NE, NY, OH, OK, OR, PA, RI, SC, TN, UT, VA, VT, WI, and WV. In all other states, the retailer from which You purchased this Contract is contractually obligated to You to provide service under this Contract and SNAdmin, Inc., will administer coverage.

          1. COVERAGE AND TERM. Obligations under this Contract are insured by Continental Insurance Company, CNA Plaza, 333 S. Wabash, 25S, Chicago, IL 60685. The policy number is 170131590 and the insurance company's telephone number is 800-831-4262. You are entitled to make a direct claim against the insurance company if We fail to pay any claim within thirty (30) days after proof of loss has been filed with Us, or in the event We are no longer in business or are bankrupt. Parts and service will be furnished as necessary to maintain the proper operating condition for the equipment covered by this Service Plan. You are responsible for creating back-up copies of all Your data and software on a regular basis. Parts and on-site service already covered under the original manufacturer's warranty will be provided under that warranty and no liability shall be established hereunder if covered by an original warranty Equipment must have at least 30 days remaining on the first year of the original warranty to qualify for coverage under this Agreement. There are some limitations of coverage and You should review paragraphs 8 and 11 for details.

          2. HARDWARE UPGRADE COVERAGE. This Agreement will cover any internal hardware components, including memory, hard disk drive, multimedia products and printer font cartridges purchased through a PeoplePC and installed into equipment at the time of purchase and covered by this Agreement. This Agreement does not cover installation of hardware upgrades installed after the time of purchase.

          3. TRANSFERABILITY. You may transfer this Agreement to any person in the United States by sending written notice to: Service Net, Inc., 325 W. Main Street, Suite 520, Louisville, KY 40202.

          4. TIME FOR SERVICE. Service will be performed during the hours of 8:00 a.m. to 5:00 p.m. local time, Monday through Friday, excluding holidays.

          5. PLACE OF SERVICE. Service will be provided on-site unless this Agreement indicates carry-in service. Please see Notes for details. For service, call 1-800-PEOPLEPC. If We determine that repairs should be performed off-site or cannot be performed on-site by a qualified technician, We will arrange for the off-site repairs and return the equipment to You at Our expense.

          6. PARTS AND SUBCONTRACTING. Parts used to repair equipment may be either new or rebuilt at Our sole option, and service providers may use non-original manufacturers' parts to satisfy obligations under this Agreement. Service may be performed by subcontractors.

          7. UNAVAILABILITY OF FUNCTIONAL PARTS OR TECHNICAL INFORMATION. If We determine that We are unable to repair the equipment due to unavailability of functional parts or technical information, You are entitled to a comparable equipment replacement. In all cases, We will determine equipment comparability.

          8.   LIMITATIONS OF COVERAGE. THIS AGREEMENT DOES NOT COVER:

               a.  ANY EQUIPMENT LOCATED OUTSIDE THE UNITED STATES.

               b. SERVICE REQUIRED AS A RESULT OF ANY ALTERATION OF THE EQUIPMENT OR REPAIRS MADE BY OTHER THAN SERVICE PROVIDER, ITS AGENTS, DISTRIBUTORS, CONTRACTORS OR LICENSEES OR THE USE OF SUPPLIES OTHER THAN THOSE RECOMMENDED BY THE MANUFACTURER.

               c.  INSTALLATION OR REINSTALLATION OF ANY EQUIPMENT.

               d. DAMAGE OR OTHER EQUIPMENT FAILURE DUE TO CAUSES BEYOND OUR CONTROL INCLUDING, BUT NOT LIMITED TO, REPAIRS NECESSARY DUE TO OPERATOR NEGLIGENCE, THE FAILURE TO MAINTAIN THE EQUIPMENT ACCORDING TO THE OWNER'S MANUAL INSTRUCTIONS, ABUSE, VANDALISM, COMPUTER VIRUSES, THEFT, FIRE, FLOOD, WIND, LIGHTNING, FREEZING, POWER FAILURE, INADEQUATE POWER SUPPLY, UNUSUAL ATMOSPHERIC CONDITIONS, TELEPHONE FAILURE, OR ACTS OF GOD.

               e. FAILURE RELATING TO YEAR 2000 DATING SUCH AS DIRECT OR INDIRECT LOSS OR DAMAGE TO, OR LOSS OF PERFORMANCE INCLUDING FUNCTIONALITY OF, ANY COVERED PROPERTY, EQUIPMENT OR EQUIPMENT SYSTEMS, INCLUDING ANY EMBEDDED CHIPS OR COMPUTER CHIPS, CAUSED BY OR DUE TO ITS FAILURE TO CORRECTLY RECOGNIZE, DISTINGUISH, COMPARE, PROCESS, INTERPRET, ACCEPT OR PERFORM CALCULATIONS WITH DATE WITH THE YEAR 2000 OR ANY OTHER DATE.

               f. EXPENDABLE ITEMS OR CONSUMABLE ITEMS SUCH AS, BUT NOT LIMITED TO, PAPER, RIBBONS, FLOPPY DISKS, INK JET PRINT HEADS, TONER CARTRIDGES, COPIER DRUMS, BELTS, LASER PRINTER DRUMS, FILTERS, BATTERIES, PRINT ENGINES AND OTHER OPERATING SUPPLIES AND CONSUMABLE ITEMS.

               g.  TELEPHONE OR OTHER LINES CONNECTING TO THE EQUIPMENT.

               h. ANY SOFTWARE, INCLUDING, BUT NOT LIMITED TO, APPLICATION PROGRAMS, NETWORK PROGRAMS, DATABASES, FILES, SOURCE CODE, OBJECT CODE OR PROPRIETARY DATA, OR ANY SUPPORT, CONFIGURATION, INSTALLATION OR REINSTALLATION OF ANY SOFTWARE OR DATA.

               i.  SERVICE NECESSARY BECAUSE OF IMPROPER STORAGE,
RECONFIGURATION OF EQUIPMENT, USE OR MOVEMENT OF THE EQUIPMENT, INCLUDING THE FAILURE TO PLACE THE EQUIPMENT IN AN AREA THAT COMPLIES WITH THE MANUFACTURER'S PUBLISHED SPACE OR ENVIRONMENTAL REQUIREMENTS.

               j. EQUIPMENT USED IN INDUSTRIAL SETTINGS. EQUIPMENT USED IN INDUSTRIAL SETTINGS MAY BE DEFINED AS: (I) ANY UTILIZATION OF EQUIPMENT THAT IS INCONSISTENT WITH EITHER THE DESIGN OF THE EQUIPMENT OR THE WAY THE MANUFACTURER INTENDED THE EQUIPMENT TO BE USED, (II) ANY INSTALLATION IN A WAY THAT PREVENTS NORMAL SERVICE, AND (III) ANY AND ALL CASES IN WHICH THE MANUFACTURER OF THE EQUIPMENT WOULD NOT HONOR ANY WARRANTY REGARDING THE EQUIPMENT.

               k.  NONFUNCTIONAL PARTS, INCLUDING DAMAGE TO CABINETRY.

               l. DEFECTS IN THE EQUIPMENT DUE TO THE MANUFACTURER'S ERRORS OR IMPROPER CONSTRUCTION OF THE EQUIPMENT.

               m. DAMAGE COVERED BY MANUFACTURER'S WARRANTY, MANUFACTURER'S RECALL, OR FACTORY BULLETINS (REGARDLESS OF WHETHER OR NOT THE MANUFACTURER IS DOING BUSINESS AS AN ONGOING ENTERPRISE.)

               n. EQUIPMENT SOLD WITHOUT A MANUFACTURER'S WARRANTY OR SOLD "AS IS".

               o.  NORMAL OR PERIODIC MAINTENANCE.

               p. CONSEQUENTIAL DAMAGE TO OR SPOILAGE OF CDS, DISKETTES, FILM OR RECORDING TAPES AS A RESULT OF THE MALFUNCTIONING OF OR DAMAGE TO AN OPERATING PART, OR AS A RESULT OF ANY REPAIRS OR REPLACEMENT UNDER THIS AGREEMENT.

               q. LOSS OR DAMAGE AS A RESULT OF VIOLATION OF EXISTING FEDERAL, STATE AND MUNICIPAL CODES INCLUDING REPAIRS TO PRODUCTS NOT COMPLYING WITH SAID CODES.

               r. PRE-EXISTING CONDITIONS (INCURRED PRIOR TO THE EFFECTIVE DATE OF COVERAGE).

               s. CONSEQUENTIAL DAMAGES OR DELAY IN RENDERING SERVICE UNDER THIS AGREEMENT, OR LOSS OF USE OF DATA DURING THE PERIOD THAT THE PRODUCT ISAT THE AUTHORIZED SERVICE CENTER OR OTHERWISE AWAITING PARTS.

          9. CANCELLATION AND REFUND. You may cancel at any time for any reason. If You cancel this Agreement within sixty (60) days of the date purchased, the Dealer/Retailer will refund the full purchase price less any claims. If You cancel this Agreement thereafter, the Dealer/Retailer will refund to You the remaining days of coverage on a monthly prorated basis, less costs for service performed (if applicable). We may only cancel this Agreement for failure to pay the purchase price of this Agreement, material misrepresentation made by You, or failure to maintain the covered equipment in the manner specified by the manufacturer. In the event We cancel, We will mail You written notice five days prior to such cancellation. Neither You nor the Dealer/Retailer is obligated to renew this Agreement beyond the current term.

          10. GOVERNING LAW. Unless otherwise governed by applicable state law, Your service contract will be interpreted and enforced according to the laws of the State of Kentucky.

          11. STATE VARIATIONS. The conditions listed below apply to the following states and supercede any other provisions herein to the contrary:

               Alabama: The use of non-original manufacturer's parts is allowed under this Contract. If no claim has been made under this Contract, You may return this Contract within twenty (20) days of the date the Contract was mailed to You, or within ten (10) days of delivery if the Contract was delivered to You at the time of sale. In such a case, this Contract will be void and the Administrator will refund to You the full amount of the purchase price of this Contract. A 10% penalty per month applies to any refund not paid or credited within 45 days after return of the service contract. This right to void the Contract is not transferable and applies only to the original Contract purchaser. If You cancel this Contract otherwise, You will be provided a pro rata refund less reasonable handling costs, any claims that may have been paid, and an administrative fee of up to $25.

               Arizona: If this Contract is canceled You will be provided a pro rata refund after deducting for administrative expenses not to exceed twenty-five dollars ($25) associated with the cancellation. Further, We will not cancel or void this Contract due to preexisting conditions, prior use or unlawful acts relating to the product or misrepresentation by Us or Our subcontractors. No claim incurred or paid will be deducted from the amount to be returned. Neither We, Our assignees, nor Our subcontractors will cancel or void coverage under this Contract due to Our failure to provide correct information or Our failure to perform the services or repairs provided in a timely, competent, and workmanlike manner.

               California: If You cancel this Contract, You must provide written notice of cancellation to the Administrator at the address indicated. If You cancel this Contract within the first thirty (30) days after receipt of the Contract, the full amount paid for the Contract will be returned, as long as no claims have been made against the Contract. If a claim has been made against the Contract within the first thirty (30) days after receipt of the Contract, a pro rata refund will be made less reasonable handling costs and any claims that have been paid. If the purchase of the Service Contract was financed, the Administrator may make the refund payable to the purchaser, the assigned, or lender of record, or both. If You cancel this Contract after the first thirty
(30) days after You received the Contract, the Administrator will provide You a pro rata refund less reasonable handling costs and any claims that may have been paid. In addition, the Administrator may assess a cancellation or administrative fee, not to exceed ten (10) percent of the price of the Service Contract or twenty-five dollars ($25), whichever is less.

               Connecticut: This Contract is automatically extended while the product is being repaired. You may cancel this Contract if You return the product or the product is sold, lost, stolen, or destroyed. Resolution of
Disputes: If You purchased this Service Contract in Connecticut, You may pursue arbitration to settle disputes between You and the provider of this Contract. You may mail Your complaint to: State of Connecticut, Insurance Department, P.O. Box 816, Hartford, CT 06142-0816, Attn: Consumer Affairs. The written complaint must describe the dispute, identify the price of the product and cost of repair, and include a copy of this Contract.

               Florida: If You cancel this Contract, return of premium will be based upon ninety percent (90%) of unearned pro rata premium less any claims that have been paid or less the cost of repairs made on Your behalf. If We cancel this Contract, return of premium will be based upon one hundred percent (100%) of unearned pro rata premium.

               Georgia: The Administrator may not cancel this Contract except for fraud, material misrepresentation or non-payment by You, for violation of any of the terms and conditions of this Contract, or if required to do so by any regulatory authority. Notice of such cancellation will be in writing and given at least thirty (30) days prior to cancellation. Cancellation will comply with
Section 33-24-44 of the Georgia Code. Refunds will be based on the excess of the consideration paid for this Contract above the customary short rate for the expired term of the Contract.

               Illinois: If no claim has been made under this Contract, You may return this Contract within thirty (30) days of the date of contract purchase. Any cancellation of this Contract more than thirty (30) days after its date of purchase made pursuant to section 9, is subject to a cancellation fee equal to the lessor of 10% of the price of the contract or $50.

               Indiana: Proof of payment for this Contract constitutes proof of payment to the insurer identified in Section 1 for reimbursement insurance coverage specified in that section.

               Michigan: If the performance of this Service Contract is interrupted because of a strike or work stoppage at the company's place of business, the effective period of the Service Contract shall be extended for the period of the strike or work stoppage.

               New York: If no claim has been made under this Contract, You may return this Contract within twenty (20) days of the date the Contract was mailed to You, or within ten (10) days of delivery if the Contract was delivered to You at the time of sale. In such a case, this Contract will be void and We will refund to You the full amount of the purchase price of this Contract. This right to void the Contract is not transferable and applies only to the original Contract purchaser. If You cancel this Contract otherwise, You will be provided a pro rata refund less reasonable handling costs, any claims that may have been paid, and an administrative fee of up to twenty-five dollars ($25). You may return this Contract by mailing it to the attention of the Administrator at the address listed in Section 3. A ten percent (10%) penalty per month will be added to a refund that is not made within thirty (30) days of return of the Contract to Us.

               North Carolina: The purchase of this Contract is not required either to purchase or to obtain financing for a home appliance. The Administrator may not cancel this Service Contract except for non-payment by You or for violation of any of the terms and conditions of this Contract. Any administrative fee applied to a pro rata refund will not exceed ten (10) percent of the of the amount of the pro rata refund.

               Oklahoma: This Contract is not issued by the manufacturer or wholesaler company marketing the product. This Contract will not be honored by such manufacturer or wholesale company. Refunds will be based upon ninety (90) percent of the unearned pro rata premium.

               Rhode Island: Claims may only be made directly against the provider identified in this Contract. No claim may be made against any insurer identified in this Contract.

               Tennessee: This Contract is automatically extended while the product is being repaired.

               Utah: Coverage afforded under this Contract is not guaranteed by the Property and Casualty Guaranty Association.

               Vermont: If no claim has been made under this Contract, You may return the Contract within 20 days of the date of receipt and receive a full refund of the purchase price of this Contract.

               Wisconsin: This Service Contract is subject to limited regulation by the Office of the Commissioner of Insurance. This Contract will only be canceled mid-term for material misrepresentation, substantial change in the risk assumed, or a substantial breach of contractual duties, conditions, or warranties. You may, within fifteen (15) calendar days of the delivery of this Contract, reject and return this Contract for a full refund less actual costs or changes needed to issue and service this Contract. If You cancel this Contract at any time during the coverage period, claims will not be considered when calculating any refund due.

          12. ENTIRE AGREEMENT. This is the entire agreement and no other oral modifications are valid.

          13. LIMITATION OF LIABILITY. THE DEALER/RETAILER, SNADMIN, INC., THEIR AGENTS, CONTRACTORS OR LICENSEES WILL NOT UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, PROPERTY DAMAGE, LOST TIME, LOST DATA RESULTING FROM THE BREAKDOWN OR FAILURE OF ANY EQUIPMENT OR FROM DELAYS IN SERVICING OR THE INABILITY TO RENDER SERVICE ON ANY COVERED EQUIPMENT. EXCLUSION IS MADE OF ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES MADE HEREIN.

     PLEASE NOTE:

          Service Net PC Hardware Repair Service Plan may only be serviced and considered active if all of the following criteria are met:

     1. Contract will only be valid when "approved" and "accepted" by Service Net. Service Net shall have the right, in its sole discretion, to accept or reject, in whole or in part, any or all orders.

     2. Manufacturer is responsible for parts during the manufacturer's warranty period and must supply parts to Service Net or our servicing partners upon request, via at least 2nd day air shipment. Service Net is not responsible for core parts return. If parts cannot be secured from manufacturer, unit will be sent back at our discretion.

     3. All equipment must have at least a 1-year parts and carry-in labor warranty to be eligible for coverage under a Service Net PC Hardware Repair Service Plan.

     4. Service Net does not guarantee any specific response time; we will make our "best effort" to service your equipment by the next business day, pending parts availability.

     5. On-site service will be performed after a 30-day wait period from date of contract purchase and only after membership and product information have been received and processed.

     6. In some cases, Service Net may be restricted or unable to provide on-site service. For instance, on-site service will not be provided for laptop computers, monitors, and some peripherals and components such as optical drives, which require advanced technical repairs. These products must be returned to the manufacturer. Factory returns may also be required when the repair cannot be properly or safely made on-site, when special equipment is needed, when the manufacturer's warranty requires it, or when the customer is not within 50 miles of a service center. Also, on-site service will not be provided for equipment that has a retail value of $350 or less such as some monitors, scanners, printers or PDAs. Carry-in service will be provided for these items.

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